Exhibit 99(A)

Risk Factors

Our business is subject to a variety of risks. The most important of these is our ability to remain relevant to our guests and a brand they trust. Meeting our guests’ expectations requires us to manage various operational and financial risks. Set forth below are the most significant risks that we face.

Our success depends on our ability to positively differentiate ourselves from other retailers.

The retail business is highly competitive. Our competitors include traditional and off-price general merchandise retailers, apparel retailers, Internet retailers, wholesale clubs, category specific retailers, drug stores, supermarkets and other forms of retail commerce. In the past we have been able to compete successfully by differentiating our stores by creating an attractive value proposition through a careful combination of price, merchandise assortment and availability, convenience, guest service, marketing efforts and overall shopping experience. No single competitive factor is dominant, and actions by our competitors on any of these factors could have an adverse effect on our sales, gross margins and expenses. If we fail to continue to positively differentiate ourselves from our competitors, our results of operations could be adversely affected.

If we fail to anticipate and respond quickly to changing consumer preferences, our sales, gross margins and profitability could suffer.

Our guests tend to value trend and fashion. Thus, a substantial part of our business is dependent on our ability to make trend-right decisions in apparel, home décor, seasonal offerings and other merchandise. Failure to accurately predict constantly changing consumer tastes, preferences, spending patterns and other lifestyle decisions could lead to lost sales, increased markdowns on inventory and adversely affect our results of operations.

All of our stores are located within the United States, making us highly susceptible to deteriorations in U.S. macroeconomic conditions and consumer confidence.

All of our stores are located within the United States, making our results highly dependent on U.S. consumer confidence and the health of the U.S. economy. In addition, a significant portion of our total sales are derived from stores located in five states: California, Texas, Florida, Minnesota and Illinois, resulting in further dependence on local economic conditions in these states. The success of our credit card business is also highly dependent on consumers’ ability to pay and our ability to anticipate changes to the risk profile of our cardholders when extending credit. Deterioration in macroeconomic conditions and consumer confidence could negatively impact our business in many ways, including:

•                  Slowing comparable-store sales growth or reduction in overall sales.

•                  Reduced gross margins.

•                  Increasing our expenses, including bad debt expense.

If we do not continually attract, train and retain qualified employees our results of operations could be adversely affected.

Our business is dependent on our ability to attract, train and retain a large and growing number of qualified team members. Many of those team members are in entry-level or part-time positions with historically high turnover rates. Our ability to meet our labor needs while controlling our costs is subject to external factors such as unemployment levels, health care costs and changing demographics. If we are unable to attract and retain adequate numbers of qualified team members, our operations, guest service levels and support functions could suffer, and we could experience delays in opening new stores. Those factors, together with increased wage and benefit costs could adversely affect our results of operations.

Inability to build new stores could slow our growth, and difficulty in building new stores could increase our costs and capital requirements.

Our future growth is dependent, in part, on our ability to build new stores and expand existing stores in a manner that achieves appropriate returns on our capital investment. We compete with other retailers and businesses for suitable locations for our stores. In addition, for many sites we are dependent on a third party developer’s ability to acquire land, obtain financing and secure the necessary zoning changes and permits for a larger project, of which our store will be one component. Local land use and other regulations applicable to the types of stores we desire to construct may impact our ability to find suitable locations and also influence the cost of constructing and expanding our stores. A significant portion of our expected new store development activity is planned to occur within fully developed markets, which is generally a more time-consuming and expensive undertaking than developments in undeveloped suburban and ex-urban markets. Delays in new store openings could have an adverse effect on our sales growth, and increased costs associated with new stores and store expansions could adversely affect our results of operations.

Interruptions in our supply chain could adversely affect our results.

We are dependent on our vendors to supply merchandise in a timely and efficient manner.  If a vendor fails to deliver on its commitments, whether due to financial difficulties or other reasons, we could experience merchandise shortages that could lead to lost sales.  In addition, a large portion of our merchandise is sourced, directly or indirectly, from outside the United States, with China as our single largest source. Political or financial instability, trade restrictions, tariffs, currency exchange rates, the outbreak of pandemics, labor unrest, transport capacity and costs, port security or other events that could slow port activities and impact foreign trade are beyond our control and could disrupt our supply of merchandise and adversely affect our results of operations.

Product safety concerns could adversely affect our sales and results of operations.

If our merchandise offerings, including food, drug and children’s products, do not meet applicable safety standards or our guests’ expectations regarding safety, we could experience lost sales, increased costs and be exposed to legal and reputational risk.  All of our vendors must comply with applicable product safety laws, and we are dependent on them to ensure that the products we buy comply with all safety standards. Events that give rise to actual, potential or perceived product safety concerns, including food or drug contamination, could expose us to government enforcement action or private litigation and result in costly product recalls. In addition, negative guest perceptions regarding the safety of the products we sell could cause our guests to seek alternative sources for their needs, resulting in lost sales. In those circumstances, it may be difficult and costly for us to regain the confidence of our guests.

If we fail to protect the security of personal information about our guests we could be subject to costly government enforcement action or private litigation and our reputation could suffer.

The nature of our business involves the receipt and storage of personal information about our guests. If we experience a data security breach we could be exposed to government enforcement action and private litigation. In addition, our guests could lose confidence in our ability to protect their personal information, which could cause them to discontinue usage of our credit card products, decline to use our pharmacy services, or stop shopping at our stores altogether. Such events could lead to lost future sales and adversely affect our results of operations.

Changes in federal, state or local laws and regulations, or our failure to comply with such laws and regulations, could increase our expenses and expose us to legal risks.

Our business is subject to a wide array of laws and regulations. Significant legislative changes that impact our relationship with our workforce (which is not represented by unions) or that impose environmental protection mandates could increase our expenses and adversely affect our operations.  In addition, certain aspects of our business, such as our pharmacy and credit card operations, are more heavily regulated than other areas. Changes in the regulatory environment regarding topics such as banking and consumer credit, Medicare reimbursements, privacy and information security or product safety among others could cause our expenses to increase. In addition, if we fail to comply with applicable laws and regulations, particularly wage and hour laws, we could be subject to legal risk, including government enforcement action and class action civil litigation, which could adversely affect our results of operations.

Given the geographic concentration of our stores, natural disasters could adversely affect our results of operations.

Our three largest states, by total sales, are California, Texas and Florida, areas where hurricanes and earthquakes are prevalent. Such events have resulted and could result in significant physical damage to or closure of one or more of our stores or distribution centers, and cause delays in the distribution of merchandise from our vendors to our distribution centers and stores, which could adversely affect our results of operations.

Changes in our effective income tax rate could affect our results of operations.

Our effective income tax rate is influenced by a number of factors, including statutory tax rates, the valuation of deferred tax assets and liabilities, and, due to the method by which we economically hedge our deferred compensation liabilities, changes in capital market returns. Changes in the tax laws, the interpretation of existing laws, or our failure to sustain our reporting positions on examination could adversely affect our effective tax rate. In addition, our effective income tax rate bears an inverse relationship to capital market returns due principally to our use of company owned life insurance as an investment vehicle to economically hedge our deferred compensation liabilities.

If we are unable to access the capital markets or obtain bank credit our growth plans, liquidity and results of operations could suffer.

We are dependent on a stable, liquid and well-functioning financial system to fund our operations and growth plans. In particular, we have historically relied on the public debt markets to raise capital for new store development and other capital expenditures, the commercial paper market and bank credit facilities to fund seasonal needs for working capital, and the asset-backed securities markets to partially fund our accounts receivable portfolio. In addition, we use a variety of derivative products to manage our exposure to market risk, principally interest rate and equity price fluctuations. Disruptions or turmoil in the financial markets could adversely affect our ability to meet our capital requirements, fund our working capital needs or lead to losses on derivative positions resulting from counterparty failures.